Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

I have read Item 8 of Form 10-KSB for the fiscal year ended December 31, 2004 of Health Discovery Corporation and am in agreement with the statements contained therein. I have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Clyde Bailey
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Clyde Bailey P.C.


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